Exhibit 10.1

QuickTime™ and a	CONFIDENTIAL INFORMATION
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THIS CONSULTING AGREEMENT is made on August 31, 2007 (the "Effective Date")

BETWEEN:

AXION POWER INTERNATIONAL, INC.

3601 Clover Lane, New Castle PA 16105

- and -

Andrew Carr Conway, Jr. (the "Consultant") dba Conway Enterprises, LLC,

1.	Glossary

In this Consulting Agreement, certain words have specific meanings, including the following:

(a)	The words "we", "us", "our", or "Axion" means Axion Power International, Inc. and/or any of its subsidiaries, affiliates, successors or assigns.

(b)	The words "you" or "your" means the Consultant.

(c)	The word "Parties" means you and us, jointly.

(d)
The words "Consulting Agreement" means this Consulting Agreement and all of the schedules attached to it, and any changes that the Parties may make in writing to any of the Consulting Agreement or its schedules at any time.

(e)	The words "Confidentiality Agreement" means the attached Confidentiality and Intellectual Property Rights Agreement, and any changes that the Parties may make in writing to it at any time.

Other words have the meanings given to them throughout this Consulting Agreement.

This Executive Employment Agreement is entered into this 31th day of August 2007 between Axion Power International, Inc., a Delaware corporation, having a place of business at 3601 Clover Lane, New Castle Pennsylvania and Andrew Carr Conway, Jr. (the "Executive").

WHEREAS, the Company is engaged in research and development relating to a novel battery technology that replaces the lead-based negative electrode in a lead-acid battery with a highly permeable nanoporous carbon electrode; and

Axion Power International, Inc.
3601 Clover Lane, New Castle, PA 16105	www.axionpower.com

WHEREAS, the Company is desirous of making appropriate long-term arrangements for the management of its business affairs; and

WHEREAS, the Company is desirous of retaining the Executive to serve as its Chief Financial Officer on the conditions set forth herein for the entire term of this Agreement, and

WHEREAS, in such capacity, the Executive will have access to all of the business methods and confidential information relating to the Company and its business activities including, but not limited to, its proprietary techniques and technologies, its operational and financial matters, its business and financial and development plans, its personnel training and development programs and its industry relationships.

NOW THEREFORE, in consideration of the promises and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.
Executive Representations and Warranties. The Executive represents and warrants to the Company that he is free to accept employment hereunder and that he has no prior or other obligations or commitments of any kind to anyone that would in any way hinder or interfere with his acceptance of, or the full, uninhibited and faithful performance of this Agreement, or the exercise of his best efforts as an executive officer of the Company. Notwithstanding the above Axion recognizes the Executive has been engaged in the practice of accounting and financial investigations. Executive has two engagements he must in good conscience complete for clients:

a.
Executive performed accounting and investigative services for the lawyer representing Douglas Glaser, a person indicted for criminal securities fraud by the state of Colorado. Executive expected to dispose of this matter August 23 and 24, 2007 when Executive returned to Denver at his own expense. This matter unfortunately ended with a mistrial. Accordingly Executive may be called upon to render limited services.

b.
b. Executive is committed to render expert testimony for the Boulder District Attorney's Office in a criminal matter. Executive previously prepared an expert's report and is to render expert testimony at trial the week of November 5, 2007. Executive believes the testimony should take no more than one day.

c.
Executive will travel to complete these matters by traveling at his own expense. Neither is expected to require substantial time. Executive will prorate his monthly salary at Axion to take his time away into account.

d.
Executive expressly agrees he will not accept additional/new engagements while consulting full time with Axion. Executive notified the firm he previously worked with, Heartland Dickerson, he will not accept new consulting engagements.

2. Employment and Duties. The Company shall employ the Chief Financial Officer of the Company and its wholly owned subsidiary Axion Power Battery manufacturing, Inc., a Pennsylvania corporation, or in such other comparable executive capacity as the Chief Executive officer of the Company shall specify from time to time. The Executive shall be employed by and will work for the Company at Company's office in New Castle until such time as the SEC filings are current. After that filing occurrence, the Executive may choose to perform some of the CFO's work offsite. The Executive's initial responsibilities shall include all of the duties and responsibilities of the Chief Financial Officer as described in the By-laws of the Company (as supplemented by a more detailed job description contained in this agreement, as the same may be amended from time to time. In addition, the Executive shall, perform such other mutually agreeable functions and duties as the Chief Executive Officer may entrust or delegate to him from time to time.

3. Conduct of Executive. During the entire Term of this Agreement, the Executive shall devote his business time, effort, skill and attention to the affairs of the Company and its subsidiaries, will use his best efforts to promote the interests of the Company, and will discharge his responsibilities in a diligent and faithful manner, consistent with sound business practices. During the entire Term of this Agreement, the Executive shall agree to serve as a member of the Company's Board of Directors if appointed to such position by the board of directors or elected to such position by the shareholders of the Company. In furtherance of the foregoing:

(a)
The Executive understands and agrees that he owes the Company a fiduciary duty, without limiting any other obligations or requirements that are imposed on the Executive elsewhere in this Employment Agreement or by law. As such, the Executive shall occupy a position of and commit to the highest degree of trust, loyalty, honesty and good faith in all of his dealings with and on behalf of the Company.

(b)
The Executive represents that his employment by the Company will not conflict with any obligations which he has to any other person, firm or entity. The Executive specifically represents that he has not brought to the Company (during the period before the signing of this Agreement) and he will not bring to the Company any materials or documents of a former or present employer, or any confidential information or property of any other person, firm or entity. Axion recognizes that Executive uses his own email account for business purposes so that he can access Axion matters in the apartment provided for him. Executive is unable to control email sent to him on prior business matters. With this exception, Executive covenants he will not bring other business matters to Axion's business premises, including the matters cited above.

(c)
The Executive shall not, without disclosure to and approval of the Board of Directors of the Company, directly or indirectly, assist or have an active interest in (whether as a   principal, stockholder, lender, employee, officer, director, partner, consultant or otherwise) in any person, firm, partnership, association, corporation or business organization, entity or enterprise that competes with or is engaged in a business which is substantially similar to the business of the Company except that ownership of not more than 1% of the outstanding securities of any class of any publicly-held corporation shall not be deemed a violation of this sub-paragraph 3(c).

(d)
The Executive shall promptly disclose to the directors of the Company, in accordance with the Company's policies, full information concerning any interests, direct or indirect, he holds (whether as a principal, stockholder, lender, Executive, director, officer, partner, consultant or otherwise) in any business which, as reasonably known to the Executive purchases or provides services or products to the Company or any of its subsidiaries, provided that the Executive need not disclose any such interest resulting from ownership of not more than 1% of the outstanding securities of any class of any publicly-held corporation.

(e)
he Executive shall not disclose to any person or entity (other than to the Company's Board of Directors or to others as required, in his judgment, in the due performance of his duties under this Agreement) any confidential or secret information with respect to the business or affairs of the Company or any of its subsidiaries or affiliates.

For a period of one year after termination for cause, the Executive shall not engage in any business or activity that is directly competitive with the business of the Company, including the activities described above. Notwithstanding the generality of the foregoing, nothing in this Agreement shall be deemed to preclude the Executive from participating in other business opportunities if and to the extent that (i) such business opportunities are not directly competitive with the business of the Company, (ii) the Executive's activities with respect to such opportunities do not have a material adverse effect on the performance of the Executive's duties hereunder, and (iii) the Executive's activities with respect to such opportunity have been fully disclosed in writing to the Company's Board of Directors.

4. Conditions of Employment.

(a)
Term of Employment. Unless terminated earlier in accordance with the provisions of this Agreement, the Company will employ the Executive for a six month period commencing September 1, 2007 and terminating on February 28, 2008 (the "Term"). Not less than 60 days before the termination of this Agreement, the Company and the Executive shall open negotiations for a suitable contract renewal if applicable. In the absence of a renewal contract, this agreement shall be automatically renewed for an additional six month term.

(b)
Place of Employment. The Executive shall occupy offices at the Company's principal executive office in the New Castle Metropolitan Area until the SEC filings are complete (or at such other Company office as the Company and the Executive may agree from time to time) which will be maintained for his use by the Company at the Company's expense. The Executive may perform some of his duties as CFO at a location other than New Castle once the filings have been completed although the Executive expressly agrees that regular travel may be necessary as part of his duties.

(c)
Ownership of Company Records and Reports. The Executive shall not, except in the performance of his duties hereunder, at any time or in any manner make or cause to be made any copies, pictures, duplicates, facsimiles, or other reproductions or recordings or any abstracts or summaries of any reports, studies, memoranda, correspondence, manuals, records, plans or other written or otherwise recorded materials of any kind whatever belonging to or in the possession of the Company, or of any subsidiary or affiliate of the Company, including but not limited to materials describing or in any way relating to the Company's business activities including, but not limited to, its proprietary techniques and technologies, its operational and financial matters, its business and financial and development plans, its personnel training and development programs and its industry relationships. The Executive shall have no right, title or interest in any such material, and the Executive agrees that, except in the performance of his duties hereunder, he will not, without the prior written consent of the Company remove any such material from any premises of the Company, or any subsidiary or affiliate of the Company, and immediately upon the termination of his employment for any reason whatsoever Executive shall return to the Company all such material in his possession.

2.	What you will do

Supervise the ongoing re-statements and various filings required for SEC compliance.

Lead Section 404 compliance.

Lead compliance effort on all SEC filings including 10-QSB's and l0-KSB's

Manage monthly financial closings, monthly management reviews and participate in Audit Committee meetings.

Develop company accounting control practices.

Lead future efforts to develop budgets and meaningful forecasting.

Assist in the search for a future permanent CFO.

Interpret all SEC and GAAP pronouncements-In connection with these duties, Executive will be permitted to attend, at Axion's expense, the AICPA National Conference on Current SEC and PCAOB Developments held in Washington DC from December 10 to December 12, 2007.

Be prepared to speak with current, or future, investors with respect to the Company's present and future goals.

Any other tasks as assigned to you by the chief executive officer or the board of directors.

The foregoing description may be amended from time to time to refine the scope of work to include such other matters within your professional competence as we may mutually agree. In connection with any future amendments that increase the scope of your responsibilities to us, we will negotiate reasonable adjustments to the compensation provided for in this agreement.

You will not be an employee, of our company and you will perform all services required by this agreement as an independent contractor. We will not incur any liability to any third patties as the result of your actions and you will not, without our written permission, represent to any third party that you are an employee of our company. You will not be entitled to receive the fringe benefits generally offered to our full-time employees, but you will be entitled to participate in our incentive stock plan to the extent that the compensation committee of our board of directors concludes that such participation is warranted in light of your contribution to our business.

During the course of your engagement as a consultant, you will be responsible for the following:

(a)	You will devote whatever time is required to bring the Company into SEC compliance. You will devote whatever time is required thereafter to fulfill your fiduciary responsibilities.

(b)	From time to time you may be called upon to travel in the course of performing your responsibilities for us.

(c)	You will not have any authority to sign contracts on our behalf or to bind us to any purchases, services, or commitments unless you obtain our prior written approval.

(d)
You will initially report to and take direction from Mr. Thomas Granville, our chief executive officer. This may change from time to time at Axion's sole discretion. You will report to the Audit Committee and take their direction wherever required to comply with the by-laws of the corporation and applicable FASB, SEC, PCAOB and stock market listing requirements.

3.	Compensation

In consideration of your agreement to perform these duties, we will provide you with a compensation package that includes:

•	A consulting fee of $15,000. per month for the services contemplated by this agreement;

•	Inclusion in the company Workers Compensation Plan;

•	Such additional or supplemental fees and bonuses as we may agree to from time to time.

It is agreed and understood that the foregoing compensation package is based on our current financial resources and our current expectations respecting the amount of time you will be required to devote to our planned activities. Since we recognize the likelihood that the specified compensation levels may prove to be inadequate if our planned manufacturing activities progress rapidly, we agree to re-evaluate your participation on a semi annual basis in 2008, should this contract be extended, and make appropriate adjustments to your compensation to ensure that your contribution to our planned activities is recognized and that you will be compensated at a mutually agreeable level..

4.	Annual Stock Option

In consideration of your agreement to devote the time to accomplish the requirements listed in this contract we will grant you an option to purchase 80,000 shares of our common stock at an exercise price of $4.50 per share. The option shall vest 20,000 upon execution of this contract and then at the rate of 10,000 shares per month commencing on September 1, 2007 and continuing for the term of this contract, If your consulting relationship with us is terminated for any reason at any time during the first I month, all vested options will be forfeit. Subject to the foregoing minimum length of service condition, vested options may be exercised at any time or from time to time, in whole or in part, for a period of two years. The option agreement attached hereto as "Exhibit F" shall be executed concurrently with this agreement.

5.	Expenses

During the course of your engagement as a consultant we will reimburse you for reasonable expenses actually and properly incurred by you in performing your duties in connection with our business. You agree not to incur any expenses without prior approval.

(a)	Reasonable expenses while traveling on company business include travel fares, accommodations, meals, tips, telephone and fax charges.

(b)	You are not authorized to incur entertainment expenses without our prior approval.

(c)	All expenses must be reported on our standard expense reimbursement forms, accompanied by copies of all associated receipts and included with your regular monthly statement.

(d)
Living expenses while in New Castle that will include: housing, rental car allowance, mileage allowance and two round trip air fares home per month while located frill time at New Castle. Until Axion is current in its filings with the SEC Executive is expected to devote full time to his duties at Axion without trips home.

6.	Confidentiality and intellectual Property

Given the nature of your consulting engagement and of the products and markets that we are involved with, it is imperative to our viability and success that we enter into a Confidentiality and Intellectual Property Agreement with you. This additional agreement, contained in Schedule "A" — Confidentiality and Intellectual Property Rights Agreement, survives the termination of this Consulting Agreement for the periods of time stated within it.

7.	Non-Corn petition and Non-Solicitation. Included

Given the nature of your consulting engagement and of the products and markets that we are involved with, it is imperative to our viability and success that we enter into a Confidentiality and Intellectual Property Agreement with you. This additional agreement, contained in Schedule "B" —Non-Competition/Non Solicitation Agreement survives the termination of this Consulting Agreement for the periods of time stated within it.

8.	Term and Termination

(a)	This Consulting Agreement commences on the Effective Date, and continues until it is terminated.

(b)
Axion can terminate this Consulting Agreement with cause at any time without prior notice. Axion can also terminate this Consulting Agreement without cause as long as we give you four weeks advance written notice. Our failure to give you said notice in writing will be a breach of this subsection, which may cause you loss or harm for which we could be liable.

(c)	If you fail to work in good faith after a notice of termination, Axion can, acting reasonably, terminate you with cause.

(d)
You can terminate this Consulting Agreement at any time as long as you give us at least four weeks prior written notice. Your failure to give us said notice in writing will be a breach of this subsection.

9.	Severability

In the event that part or all of any provision of this Consulting Agreement is determined by an arbitrator or court to be void or invalid, then the remaining provisions or pails will remain in full force and effect, If any arbitrator or court determines that pail or all of any provision of this Consulting Agreement is so broad as to be unenforceable, then it is agreed by both of us that such provision or part will be interpreted only broadly enough to be deemed enforceable.

10.	Survival

Schedule "A" — Confidentiality and Intellectual Property Rights Agreement and Schedule "B" — Non-Competition / Non Solicitation Agreement survive the termination or expiration of this Consulting Agreement, along with any other part or provision which might be required to survive in order to give effect to the same.

11.	Entire Agreement

Without restricting the general intention of this clause, we both agree that from the Effective Date forward, this Consulting Agreement takes the place of any other contracts or agreements of the same nature, whether written or verbal, that may have existed between the both of us, except as may be noted in Schedule "E" — Other Covenants.

12.	Amendment

Any change or amendment to this Consulting Agreement must be made in writing and signed by both of the Parties.

13.	Notices

Any notice to be given by either us or you may be properly given if delivered personally or sent by registered mail, postage prepaid, and addressed to the other at the address stated on page 1 above, and additionally to any address fax or email address which is known to be a current and valid address for corresponding with either party. Any notice that you send to us must be addressed to HR at Axion.

14.	Governing Law

This Consulting Agreement will be governed by the laws of the Commonwealth of Pennsylvania.

15.	Signatures

Both of us have fully read and understand this Consulting Agreement in its entirety and have signed it on the dates indicated in the spaces provided below.

/S/ THOMAS GRANVILLE	9/21/07
Axion Power International, Inc.	Date
Per: Thomas Granville Title: C.E.O.

/S/ ANDREW CARR CONWAY, JR.	9/26/07
Consultant	Date
Per: Andrew Carr Conway, Jr. Conway Enterprises, LLC

Schedule "A" — Confidentiality and Intellectual Property Rights Agreement

THIS CONFIDENTIALITY AND INTELLECTUAL PROPERTY RIGHTS AGREEMENT is made on July 29, 2007 (the "Effective Date")

BETWEEN:

AXION POWER INTERNATIONAL, INC.

3601 CloverLane, New Castle PA 16105

- and -

Andrew Carr Conway, Jr. (the "Consultant") dba Conway Enterprises, LLC,

1.	Glossary

In this Consulting Agreement, certain words have specific meanings, including the following:

(a)	The word "Axion" means Axion Power International, Inc. and/or any of its subsidiaries, affiliates, successors or assigns.

(b)	The word "Parties" means the Consultant and Axion, jointly.

(c)	The words "Confidentiality Agreement" means this "Confidentiality and Intellectual Property Rights Agreement", and any changes that the Parties may make in writing to it at any time.

(d)
The words "Confidential Information" means any technical data, trade secrets or know-how proprietary to or in the possession of Axion, including, but not limited to, research, product plans, products, services, customer lists (including, but not limited to, customers of Ax ion on whom the Consultant called or with whom he/she became acquainted during the term of his/her employment), markets, software, developments, codes, inventions, processes, formulas, technology, designs, drawings, equipment or engineering, prototypes, compilations of information, marketing, finance or other business information disclosed to the Consultant by Axion either directly or indirectly in writing, drawings, orally or in electronic form.

(e)	The words "Prior Inventions" mean inventions, original works of authorship, developments, improvements, and trade secrets made by the Consultant prior to his/her employment with Axion.

Other words have the meanings given to them throughout this Confidentiality Agreement.

2.	Background

The Parties have entered into a Consulting Agreement (the "Consulting Agreement") of which this Schedule "A" Confidentiality and Intellectual Property Rights Agreement forms a part.

Axion requires that the Consultant enter into this Confidentiality Agreement as a condition of employment as part of its ongoing efforts to keep confidential its information and trade secrets and the information and trade secrets of its subsidiaries, affiliates, customers and suppliers.

The Consultant understands that his acceptance of the terms and conditions contained in this Agreement are essential to Axion's ability to compete in the energy storage and be a viable business in that market. The Consultant acknowledges that this Confidentiality Agreement is a reasonable and appropriate measure.

The Parties agree to the following:

3.	Company Information

The Consultant agrees, at all times during and after the term of his employment, to keep secret and not to use any Confidential Information of Axion, except for the benefit of Axion, or to disclose Confidential Information to any person, firm or corporation without the written authorization of the supervisor or his/her designate.

4.	Former-employer information

The Consultant agrees that, during his/her employment with Axion, he/she will not improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity.

5.	Third Party Information

Axion has received and will receive from third parties their confidential or proprietary information on the condition that Axion keep such information confidential and use it only for certain limited purposes. The Consultant understands this and agrees to keep secret all such confidential or proprietary information and not to disclose it to any person, firm or corporation nor use it except where necessary to carry out his/her work for Axion in a manner consistent with Axion or Axion's agreements with such third parties. The Consultant further understands and agrees that he/she may be required from time to time to confirm the requirements of this position by way of the execution of a separate agreement for the benefit of third parties.

Consultant will continue to be obligated to retain confidentiality even respecting information improperly released by others.

6.	Inventions Retained and Licenses

The Consultant has attached to this Confidentiality Agreement, as Schedule "D" — Statement of Prior Inventions, a list describing all Prior Inventions which belong to him/her, which relate to Axion's Business, products or research and development and which are not assigned to Axion hereunder. The Consultant agrees that, where no such list is attached, it shall constitute a representation by him/her that there are no such Prior Inventions.

7.	Assignment of Inventions

The Consultant agrees to immediately disclose in writing to Axion any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets related to Axion's e3 Supercell technology (which is generally described as a lead-acid-carbon supercapacitor/battery hybrid), whether or not they are patentable or registerable under copyright or similar laws, which he/she may conceive of, develop or reduce to practice, or cause to be conceived, developed, or reduced to practice during his employment with Axion (collectively referred to as "Inventions"). The Consultant agrees to hold the Inventions in trust for the sole benefit and right of Axion.

8.	Maintenance of Records

The Consultant agrees to keep and maintain adequate and up-to-date written records of all Inventions made by him/her (solely or jointly with another) during his/her employment with Axion. The Consultant agrees that the records will be in the form of notes, sketches, drawings, and any other format that may be specified by Axion and that the records will be available to and remain the sole property of Axion at all times.

9.	Patent and Copyright Registrations

The Consultant agrees to assist Axion or its designee, at Axion's expense, in every proper way to secure Axion's rights in the Inventions and any copyrights, patents, mask works rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to Axion of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which Axion shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Axion, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, or other intellectual property rights relating thereto.

10.	Return of Axion's Documents

The Consultant agrees that, at the expiration or termination of the Consulting Agreement, he/she will immediately deliver upon demand to Axion and not keep in his/her possession, recreate or deliver to anyone else any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, bill of materials, process flow diagrams, process sheets, process data, quality control data, materials, equipment, other documents or property, or any reproductions of any above items stored in any medium whatsoever developed by him/her pursuant to his/her employment with Axion or otherwise belonging to Axion. In the event of the termination or expiration of his/her employment, the Consultant agrees to sign and deliver the "Termination Certification".

11.	Notification to a new employer

When the Consultant ceases to be employed by Axion for whatever reason, the Consultant promises to Axion that he/she shall notify his/her new employer in writing about his/her rights and obligations under this Confidentiality Agreement, and shall provide Axion with a copy of such written notification immediately upon demand.

12.	Representations

The Consultant represents he/she has not entered into and agrees that he/she will not enter into any oral or written agreement that conflicts with his/her obligations under this Confidentiality Agreement. Axion is relying on these representations in deciding to enter into this Confidentiality Agreement.

13.	Equitable Remedies

The Consultant understands and agrees that it may be impossible or inadequate to measure and calculate Axion's losses or damages from a breach of the covenants set forth in this Confidentiality Agreement. Accordingly, the Consultant agrees that if he/she breaches any of such Sections, Axion will have available, in addition to any other right or remedy available, the right to obtain an injunction restraining such breach or threatened breach and to specific performance of any such provision of this Confidentiality Agreement.

14.	Applicable Law

This Confidentiality Agreement is to be interpreted in accordance with the law of the Commonwealth of Pennsylvania and the federal laws of the United States of America.

15.	Entire Agreement

This Confidentiality Agreement represents the entire agreement on thus subject between Axion and the Consultant, and supersedes all prior or contemporaneous oral or written agreements between them, relating to this subject matter. It may not be amended or altered except in writing signed by both Parties.

16.	Binding Effect

This Confidentiality Agreement is for the benefit of the Consultant and Axion, and their respective successors, assigns, heirs, executors, administrators and legal representatives.

17.	Signatures

Both of us have fully read and understand this Confidentiality Agreement in its entirety and have signed it e dates indicated in the spaces provided below.

/S/ THOMAS GRANVILLE	9/21/07
Axion Power International, Inc.	Date
Per: Thomas Granville Title: C.E.O.

/S/ ANDREW CARR CONWAY, JR.	9/26/07
Consultant	Date
Per: Andrew Carr Conway, Jr. Conway Enterprises, LLC

Schedule "B" — Non-Competition I Non Solicitation Agreement

THIS NON-COMPETITION / NON SOLICITATION AGREEMENT is made on August 31, 2007 (the "Effective Date ")

BETWEEN:

AXION POWER INTERNATIONAL, INC.

3601 Clover Lane, New Castle PA 16105

- and -

Andrew Carr Conway, Jr. (the "Consultant") dba Conway Enterprises, LLC,

1.	Glossary

In this Consulting Agreement, certain words have specific meanings, including the following:

(a)	The word "Axion" means Axion Power International, Inc. and/or any of its subsidiaries, affiliates, successors or assigns.

(b)	The word "Parties" means the Consultant and Axion, jointly.

(c)	The words "Non-Competition Agreement" means this "Schedule "B" — Non- Competition / Non Solicitation Agreement", and any changes that the Parties may make in writing to it at any time.

(d)
The words "Competitive Business" means any business that is involved in the development of lead-acid-carbon supercapacitor/battery hybrid energy storage devices and is directly competitive with Axion's business, or in respect of which it carries on active sales, marketing, distribution, research or development activities.

Other words have the meanings given to them throughout this Confidentiality Agreement.

2.	Non-Competition Covenant

During the period commencing on the Effective Date and ending 12 months from the date of termination or expiration of the Consulting Agreement, the Consultant agrees not to participate, directly or indirectly in any way, in any Competitive Business as of the date of such termination or expiration).

The Parties agree that the Consultant shall be in violation of this Non-Competition Agreement if he/she participates directly or indirectly in a Competitive Business:

(a)	as a principal, partner or employee;

(b)
as an officer, director or similar official of any incorporated or unincorporated entity (including but not limited to any corporation, partnership, joint venture, association, syndicate or trust), which is engaged in any activities included as pail of the Competitive Business ("Other Entity");

(c)	as a consultant or advisor to or agent of any Other Entity in respect of such Competitive Business;

(d)	as a shareholder of any Other Entity, who can vote or act with other shareholders to exercise effective control of that Other Entity;

(e)	by canvassing or soliciting on behalf of the Other Entity an order for Competitive Business; or

(f)	by providing, directly or indirectly, financial or other assistance to a business which is substantially similar to or competitive with the Competitive Business.

3.	Non-Solicitation of Personnel

Except with Axion's prior written consent, during the term of the Consulting Agreement and for a period of 12 months after it expires or terminates, the Consultant agrees that he/she will not solicit, offer or have any discussion with any employee, consultant, contractor or agent of Axion ("Personnel") concerning employment or engagement for any work, services, project or business other than the business of Axion, and the Consultant will not attempt to influence any Personnel to terminate his or her employment or engagement with Ax ion.

In the event that the Consultant violates the above non-solicitation provision, the Consultant understands and agrees that Axion will incur costs and suffer losses that cannot be fully quantified. In addition to any other remedies contained in this Non-Competition Agreement or at law, the Parties agree that if the Consultant violates the above non-solicitation provision, he/she shall be liable for this violation.

The Parties agree that this amount represents a genuine pre-estimate of the loss of such Personnel to Axion, and is not a penalty.

4.	Extension During Periods of Violation

If the Consultant violates the foregoing non-solicitation provision, he/she agrees that the period of time specified therein shall not run during the period of the violation. The Consultant further understands that the purpose of this clause is to give Axion the protection of the non-solicitation provision for the full agreed-upon duration.

5.	Representations

The Consultant represents he/she has not entered into and agrees that he/she will not enter into any oral or written agreement that conflicts with his/her obligations under this Non-Competition Agreement. Axion is relying on these representations in deciding to enter into this Non-Competition Agreement.

6.	Equitable Remedies

The Consultant understands and agrees that it may be impossible or inadequate to measure and calculate Axion's losses or damages from a breach of the covenants set forth in this Non- Competition Agreement. Accordingly, the Consultant agrees that if he/she breaches any of such Sections, Axion will have available, in addition to any other right or remedy available, the right to obtain an injunction restraining such breach or threatened breach and to specific performance of any such provision of this Non-Competition Agreement.

7.	Applicable Law

This Non-Competition Agreement is to be interpreted in accordance with the law of the Commonwealth of Pennsylvania and the federal law of the United States of America.

8.	Entire Agreement

This Non-Competition Agreement represents the entire agreement on that subject between Axion and the Consultant, and supersedes all prior or contemporaneous oral or written agreements between them, relating to that subject matter. It may not be amended or altered except in writing signed by both Parties.

9.	Binding Effect

This Non-Competition Agreement is for the benefit of the Consultant and Axion, and their respective successors, assigns, heirs, executors, administrators and legal representatives.

10.	Signatures

Both of us have fully read and understand this Non-Competition Agreement in its entirety and have signed it on the dates indicated in the spaces provided below.

/S/ THOMAS GRANVILLE	9/21/07
Axion Power International, Inc.	Date
Per: Thomas Granville Title: C.E.O.

/S/ ANDREW CARR CONWAY, JR.	9/26/07
Consultant	Date
Per: Andrew Carr Conway, Jr. Conway Enterprises, LLC

Schedule "C" — Project Description Notes

This Schedule may validly be left blank. Any amendment to this Schedule requires the signatures of both Parties.

Axion Power International, Inc.	Date
Per: Title:

Consultant	Date
Per:

Schedule "D" — Statement of Prior Inventions

This Schedule may validly be left blank. Any amendment to this Schedule requires the signatures of both Parties.

Axion Power International, Inc.	Date
Per: Title:

Consultant	Date
Per:

Schedule "E" — Other Covenants

This Schedule may validly be left blank. Any amendment to this Schedule requires the signatures of both Parties.

Axion Power International, Inc.	Date
Per: Title:

Consultant	Date
Per: